UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13-G

Under the Securities Exchange Act of 1934
(Amendment No.  6 )*

STERLING FINANCIAL CORPORATION
(Name of Issuer)

$5.00 par value Common Stock
(Title of Class of Securities)

 859317 10 9
(CUSIP Number)


Check the following box if a fee is being paid with this statement |__|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)
CUSIP NO. 859317 10 9  13-G      Page 2 of 4 Pages
 1  NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Howard E. Groff
     Social Security ####-##-####

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) |___|
     (b) | X |

 3  SEC USE ONLY


 4  CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

     5  SOLE VOTING POWER

          332,227.4814

     6  SHARED VOTING POWER

           --0--

     7  SOLE DISPOSITIVE POWER

          332,227.4814

     8  SHARED DISPOSITIVE POWER

          --0--

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON

          332,227.4814

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         11.5%
         IN
SCHEDULE 13-G              Page 3 OF 4 Pages
STERLING FINANCIAL CORPORATION


Item 1 (a)  Name of Issuer:  Sterling Financial Corporation

Item 1 (b)  Address of Issuer's Principal Executive Office:

             525 Greenfield Road
             P.O. Box 10608
             Lancaster, PA  17605-0608

Item 2 (a)  Name of Person Filing:  Howard E. Groff

Item 2 (b)  Address of Principal Business Office or, if
            none, Residence:

             111 East State Street
             Quarryville, PA  17566

Item 2 (c)  Citizenship:  U.S.A.
Item 2 (d)  Title of Class of Securities:  $5.00 par value
             Common Stock

Item 2 (e)  Cusip Number:  859317 10 9

Item 3 Not applicable - This statement is filed pursuant to Rule 13d-1(c).

Item 4      Ownership:

     (a)  Amount Beneficially Owned:  332,227.4814

     (b)  Percent of Class:  11.5%

     (c)  Number of shares as to which such person has:

        (i) sole power to vote or to direct the vote:
                332,227.4814
       (ii) shared power to vote or to direct the vote:
                      --0--
      (iii) sole power to dispose or to direct the
            disposition of:  332,227.4814
       (iv) shared power to dispose or to direct the disposition of: --0--

Item 5      Ownership of Five Percent of Less of a Class:

              Not Applicable
Item 6      Ownership of More than 5% on Behalf of Another Person:

              Not Applicable

Item 7      Identification and Classification of the
            Subsidiary:

              Not Applicable

Item 8 Identification and Classification of Members of the Group:

              Not Applicable

Item 9      Notice of Dissolution of Group:  Not Applicable

Item 10 Certification: Not Applicable - This statement is filed pursuant to Rule 13d-1(c).



                                  Page 4 of 4 Pages
                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: January 25, 1994
                             Howard E. Groff
                             (Howard E. Groff)